EXHIBIT (2)-4

              AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER

     AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER (the "Plan of Merger"), made and entered into as of the 22nd day of January, 1995, by and among HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), ASC ATLANTA ACQUISITION COMPANY, INC., a Delaware corporation (the "Subsidiary"), and SURGICAL HEALTH CORPORATION, a Delaware corporation ("SHC") (the Subsidiary and SHC being sometimes collectively referred to herein as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of each of HEALTHSOUTH and SHC has determined that a business combination between HEALTHSOUTH and SHC is in the best interests of their respective companies and stockholders and presents as opportunity for their respective companies to achieve long-term strategic and financial benefits;

     WHEREAS, on January 22, 1995, HEALTHSOUTH, the Subsidiary and SHC executed and delivered a Plan and Agreement of Merger, which their duly authorized officers have determined to amend and restate in its entirety as provided herein to be effective for all purposes as of and from and after January 22, 1995;

     WHEREAS, the respective Boards of Directors of HEALTHSOUTH, the Subsidiary and SHC have approved the merger of the Subsidiary with and into SHC (the "Merger"), upon the terms and conditions set forth in this Plan of Merger, whereby (i) each share of Common Stock, par value $.0025 per share, of SHC (the "SHC Common Stock"), not owned directly or indirectly by SHC, except Dissenting Shares (as hereinafter defined), (ii) each share of Series A Convertible Preferred Stock, par value $.01 per share, of SHC (the "Series A Preferred Stock"), not owned directly or indirectly by SHC, except Dissenting Shares,
(iii) each share of Series B Convertible Preferred Stock, par value $.01 per share, of SHC (the "Series B Preferred Stock"), not owned directly or indirectly by SHC, except Dissenting Shares, and (iv) each share of Series C Convertible Preferred Stock, par value $.01 per share, of SHC (the "Series C Preferred Stock"), not owned directly or indirectly by SHC, except Dissenting Shares, will be converted into the right to receive the Merger Consideration (as hereinafter defined) (the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock may be hereinafter collectively referred to as the "Preferred Stock", and, together with the SHC Common Stock, may be hereinafter collectively referred to as the "SHC Shares");

     WHEREAS, each of HEALTHSOUTH, the Subsidiary and SHC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined herein) shall qualify as a reorganization under the provisions of
Section 368 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests".

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

Section 1. The Merger.

     1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Subsidiary shall be merged with and into SHC at the Effective Time of the Merger (as defined in Section 1.3). Following the Effective Time

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of the Merger,  the separate  corporate  existence of the Subsidiary shall cease
and  SHC  shall   continue  as  the  surviving   corporation   (the   "Surviving
Corporation") under the name "Surgical Health Corporation" and shall succeed to and assume all the rights and obligations of the Subsidiary and SHC in accordance with the DGCL.

     1.2 The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 9.2 and 9.3) shall be no later than the second business day after satisfaction of the conditions set forth in Section 9.1 (other than Section 9.1(a)), at the offices of Haskell Slaughter Young & Johnston, Professional Association, Birmingham, Alabama, unless another date or place is agreed to in writing by the parties hereto.

     1.3 Effective Time. Subject to the provisions of this Plan of Merger, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Subsidiary and SHC shall agree should be specified in the Certificate of Merger (the "Effective Time").

     1.4 Effect of the  Merger.  The Merger  shall have the effects set forth in
Section 259 of the DGCL.

Section 2. Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates.

     2.1 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder of SHC Shares or any shares of capital stock of the Subsidiary:

     (a) Subsidiary Common Stock. Each share of capital stock of the Subsidiary issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one fully paid and nonassessable share of SHC Common Stock.

     (b) Cancellation of Treasury Stock. Each share of SHC Common Stock that is owned by SHC or by any subsidiary of SHC shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.01 per share, of HEALTHSOUTH ("HEALTHSOUTH Common Stock"), cash or other consideration shall be delivered in exchange therefor.

     (c) Conversion of SHC Shares. Subject to Section 2.2(e), each issued and outstanding SHC Share (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive that fraction of a share of HEALTHSOUTH Common Stock obtained by dividing $4.60 by the Base Period Trading Price (as may be adjusted as provided below) (the "Merger Consideration"); provided, however, that for purposes of such calculation, the Base Period Trading Price shall be deemed to equal (i) $37.00 in the event that the Base Period Trading Price is greater than $37.00, or (ii) $33.00 in the event the Base Period Trading Price is less than $33.00 (collectively, $37.00 and $33.00 are referred to herein as the "Base Period Trading Price Limitations"). For purposes of this Plan of Merger, the term "Base Period Trading Price" shall mean the average daily closing prices for the shares of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded (as reported on the New York Stock Exchange Composite Transaction Tape as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) ending at the close of trading on the third trading day immediately preceding the Closing Date. As of the Effective Time of the Merger, all such SHC Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any SHC Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of HEALTHSOUTH Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

     (d) Dissenting Shares. Notwithstanding anything in this Plan of Merger to the contrary, SHC Shares outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who is entitled to demand, and who properly demands, appraisal for such shares in accordance with Section 262 of the DGCL
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("Dissenting  Shares") shall not be converted into a right to receive the Merger
Consideration and any cash in lieu of fractional shares of HEALTHSOUTH Common Stock unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time of the Merger into the right to receive the Merger Consideration pursuant to Section 2.1(c) and the cash in lieu of fractional shares of HEALTHSOUTH Common Stock specified in Section 2.2.

     (e) Stock Options and Warrants. At the Effective Time, all rights with respect to SHC Common Stock pursuant to any SHC stock options or SHC warrants which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to HEALTHSOUTH Common Stock and HEALTHSOUTH shall assume each SHC stock option or SHC warrant, in accordance with the terms of the stock option plan under which it was issued and the stock option agreement or warrant agreement, as the case may be, by which it is evidenced. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option."

     (f) Anti-Dilution Provisions. In the event that HEALTHSOUTH changes the number of shares of HEALTHSOUTH Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, (i) the Base Period Trading Price Limitations shall be adjusted to appropriately adjust the ratio pursuant to which SHC Shares will be converted into shares of HEALTHSOUTH Common Stock pursuant to this Section 2.1, and (ii) if necessary, the anticipated Effective Time shall be postponed for an appropriate period of time agreed upon by the parties in order for the Base Period Trading Price to reflect the market effect of such stock split, stock dividend, or similar recapitalization.

     2.2 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time of the Merger, HEALTHSOUTH shall enter into an agreement with such bank or trust company as may be designated by HEALTHSOUTH (the "Exchange Agent") which provides that HEALTHSOUTH shall deposit with the Exchange Agent as of the Effective Time of the Merger, for the benefit of the holders of SHC Shares, for exchange in accordance with this Section 2, through the Exchange Agent, certificates representing the shares of HEALTHSOUTH Common Stock (such shares of HEALTHSOUTH Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding SHC Shares.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding SHC Shares (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HEALTHSOUTH may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HEALTHSOUTH Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HEALTHSOUTH, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of HEALTHSOUTH Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of SHC Shares which is not registered in the transfer records of SHC, a certificate representing the proper number of shares of HEALTHSOUTH Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the
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person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of HEALTHSOUTH Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of HEALTHSOUTH that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing shares of HEALTHSOUTH Common Stock and cash in lieu of any fractional shares of HEALTHSOUTH Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of HEALTHSOUTH Common Stock. To the extent permitted by law, former stockholders of record of SHC shall be entitled to vote after the Effective Time of the Merger at any meeting of HEALTHSOUTH stockholders the number of whole shares of HEALTHSOUTH Common Stock into which their respective SHC Shares are converted, regardless of whether such holders have exchanged their Certificates for certificates representing HEALTHSOUTH Common Stock in accordance with this
Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to HEALTHSOUTH Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HEALTHSOUTH Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Section 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of HEALTHSOUTH Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HEALTHSOUTH Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of HEALTHSOUTH Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of HEALTHSOUTH Common Stock.

     (d) No Further Ownership Rights in SHC Shares. All shares of HEALTHSOUTH Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c) or 2.2(e) ) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the SHC Shares theretofore represented by such Certificates. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 2, except as otherwise provided by law.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of HEALTHSOUTH Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HEALTHSOUTH. Notwithstanding any other provision of this Plan of Merger, each holder of SHC Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of HEALTHSOUTH Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of HEALTHSOUTH Common Stock multiplied by the Base Period Trading Price.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time of the Merger shall be delivered to HEALTHSOUTH, upon demand, and any holders of the Certificates who have not theretofore complied with this
Section 2 shall thereafter look only to HEALTHSOUTH for payment of HEALTHSOUTH Common Stock, any cash in lieu of fractional shares of HEALTHSOUTH Common Stock and any dividends or distributions with respect to HEALTHSOUTH Common Stock.

     (g) No Liability. None of HEALTHSOUTH, the Subsidiary, SHC or the Exchange Agent shall be liable to any person in respect of any shares of HEALTHSOUTH Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable
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abandoned  property,  escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any shares of HEALTHSOUTH Common Stock, any cash in lieu of fractional shares of HEALTHSOUTH Common Stock or any dividends or distributions with respect to HEALTHSOUTH Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by HEALTHSOUTH, on a daily basis. Any interest and other income resulting from such investments shall be paid to HEALTHSOUTH.

     (i) The Merger will not be treated as a liquidation, dissolution or winding
up  of  SHC  under  the   liquidation   provisions  of  SHC's   Certificate   of
Incorporation.

     2.3 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of SHC shall be amended and restated, effective at the Effective Time, in a manner satisfactory to HEALTHSOUTH. The Certificate of Incorporation of SHC, as so amended and restated, shall become the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

     2.4 Bylaws of the Surviving Corporation. The Bylaws of the Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time of the Merger and until thereafter altered, amended or repealed in accordance with the laws of the State of Delaware, the Certificate of Incorporation of SHC and the said Bylaws.

     2.5 Directors and Officers of the Surviving Corporation. The Directors and officers of the Subsidiary immediately prior to the Effective Time shall be the Directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     2.6 Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of Subsidiary and SHC shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in the Plan of Merger and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

     2.7 Corporate Acts of the Subsidiary. All corporate acts, plans, policies, approvals and authorizations of the Subsidiary, its sole stockholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time of the Merger, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to the Subsidiary. The employees and agents of the Subsidiary shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of the Subsidiary.

Section 3. Representations and Warranties of SHC.

   SHC hereby represents and warrants to HEALTHSOUTH and the Subsidiary as follows:

     3.1 Organization, Existence and Good Standing. SHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SHC has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. SHC is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has SHC within such time owned, directly or indirectly, any shares of HEALTHSOUTH Common Stock or Subsidiary Common Stock, except to the extent that shares of HEALTHSOUTH Common Stock are beneficially owned by Richard M. Scrushy and Charles W. Newhall III, Directors of SHC.

     3.2 SHC Capital Stock. SHC's authorized capital consists of (i) 60,000,000 shares of SHC Common Stock, of which 21,951,901 shares were issued and outstanding, as of January 16, 1995, and none of which shares are issued and held as treasury shares, (ii) 5,450,624 shares of Series A Preferred Stock, par value $.01 per share, 1,911,902 of which shares are issued and outstanding as of the date of this Plan of Merger and none of which are issued and held as treasury shares; (iii) 6,000,000 shares of Series B Preferred Stock, par value $.01 per share, 3,961,413 of which shares are issued and outstanding as of the date of this Plan of Merger and none of which shares are issued and held as treasury shares; (iv) 3,571,429 shares of Series C Preferred Stock, $.01 per share, 3,439,692 of which shares are issued and outstanding as of the date of this Plan of Merger and none of which are issued and held as treasury shares;
(v) 10,000,000 shares of undesignated preferred stock, par value $.01 per share, none of which shares are issued and outstanding as of the date of this Plan of Merger and none of which are issued and held as treasury shares; and (vi) 700,000 shares of Non-Voting Common Stock, par value $.0025, none of which shares are issued and outstanding and none of which shares are issued and held as treasury shares. All of the issued and outstanding SHC Shares are duly and validly issued, fully paid and nonassessable. Except as set forth on Exhibit 3.2 attached hereto or otherwise disclosed in the SHC Documents (hereinafter defined), there are no options, warrants, or similar rights granted by SHC or any other agreements to which SHC is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid with respect to any of the SHC Shares. SHC has not made any distributions to any holders of SHC Shares or participated in or effected any issuance, exchange or retirement of SHC Shares, or otherwise changed the equity interests of holders of SHC Shares, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any SHC Shares that SHC has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than "business combinations", as such term is defined in Accounting Principles Board Opinion No. 16, as amended ("Business Combinations").

     3.3  Subsidiaries  and  Affiliated  Partnerships.  (a)  Attached  hereto as
Exhibit 3.3 is a list of all subsidiaries of SHC (individually, an "SHC Subsidiary", and collectively, the "SHC Subsidiaries") and their states of incorporation. Except as set forth on Exhibit 3.3, SHC does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization other than the SHC Partnerships (as defined below).

     (b) Also disclosed on Exhibit 3.3 is a list of all general or limited partnerships in which the general partner is SHC or an SHC Subsidiary (individually, an "SHC Partnership" and collectively, the "SHC Partnerships") and their states of organization. Except as set forth on Exhibit 3.3, neither SHC nor any SHC Subsidiary owns an equity interest in, nor does such entity control, directly or indirectly, any other joint venture or partnership.

     3.4 Organization, Existence and Good Standing of SHC Subsidiary and/or SHC Partnerships. (a) Each SHC Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each SHC Subsidiary has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

     (b) Each SHC Partnership is a limited partnership validly formed and in good standing under the laws of its respective state of organization. Each SHC Partnership has all necessary power to own its property and assets and to carry on its business as presently conducted.

     3.5 Foreign Qualifications. SHC, each SHC Subsidiary and each SHC Partnership is qualified to do business as a foreign corporation or foreign general or limited partnership, as the case may be, and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on SHC.

     3.6 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, SHC has the corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all action required by its Certificate of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of the Plan of Merger and such related documents. Except as set forth on Exhibit 3.6, the execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provisions of the Certificate of Incorporation of SHC or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which SHC or any SHC Subsidiary or SHC Partnership is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated would have a material adverse effect on SHC. The execution and delivery of this Agreement has been approved by the Board of Directors of SHC (or by a committee appointed by such Board of Directors for the purpose of approving such execution and delivery).

     3.7 SHC Public Information. SHC has heretofore furnished HEALTHSOUTH with the following documents:

     (i) its Registration Statement on Form S-1 (Registration No. 33-77042) relating to the offer and sale of $75,000,000 aggregate principal amount of 11-1/2% Senior Subordinated Notes due 2004 of SHC;

     (ii) its 1993 Annual Report on Form 10-K; and

     (iii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1993, June 30, 1994 and September 30, 1994

(documents (i)--(iii) above being collectively referred to herein as the "SHC Documents"). As of their respective dates, the SHC Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the descriptions of the business, operations and financial condition of SHC contained in the SHC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated under such statutes. The financial statements contained in the SHC Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, reflect all known liabilities of SHC, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of SHC at said dates and the consolidated results of operations and cash flows of SHC for the periods then ended. The consolidated balance sheet of SHC at September 30, 1994 included in the SHC Documents is herein sometimes referred to as the "SHC Balance Sheet".

     3.8 Properties and Assets. SHC (including, as applicable, the SHC Subsidiaries and the SHC Partnerships) owns all of the real and personal property included in the SHC Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of SHC's business since the date of the SHC Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances, except for those (i) if any, which in the aggregate are not material and which do not materially affect continued use of such property, or (ii) which are disclosed in the SHC Documents or set forth in Exhibit 3.8.

     3.9 Legal Proceedings. Except as listed on Exhibit 3.9 attached to this Plan of Merger or described in the SHC Documents, SHC has no knowledge of any pending or threatened litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting SHC or the transactions contemplated by this Plan of Merger for which SHC is uninsured or which, if resolved adversely to SHC, would have a material adverse effect on SHC and, to the knowledge of SHC, no basis for any such action exists.

     3.10 Contracts, etc. (a) SHC has made available to HEALTHSOUTH true copies of all written, and has disclosed to HEALTHSOUTH all oral, outstanding contracts, obligations and commitments of SHC (including the SHC Subsidiaries and SHC Partnerships) entered into in connection with and related to the business and operations of SHC (including the SHC Subsidiaries and SHC Partnerships) or has otherwise disclosed such contracts, commitments or obligations in an Exhibit hereto or to the SHC Documents which are material to the operations of SHC, the SHC Subsidiaries and the SHC Partnerships, taken as a whole. Except as otherwise indicated on Exhibit 3.10, all of such contracts, obligations and commitments are valid, binding and enforceable in accordance with their terms (assuming the other parties thereto are bound) and are in full force and effect, except where such invalidity or unenforceability would not have a material adverse effect on SHC. Except as set forth or incorporated by reference on such Exhibit, no default or alleged default by SHC (including the SHC Subsidiaries and SHC Partnerships) exists thereunder, except for defaults or alleged defaults which would not have a material adverse effect on SHC.

     (b) Except as set forth on Exhibit 3.10, no contract or agreement to which SHC or any SHC Subsidiary or SHC Partnership is a party will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on SHC.

     (c) Except as set forth on Exhibit 3.10, none of SHC, any SHC Subsidiary or any SHC Partnership has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets (excluding liens described in Section 3.8) or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

     3.11 Subsequent Events. Except as set forth on Exhibit 3.11 attached to this Plan of Merger or disclosed in the SHC Documents, SHC has not, since the date of the SHC Balance Sheet:

     (a) Incurred any material adverse change.

     (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the SHC Balance Sheet or (ii) liabilities incurred since the date of the SHC Balance Sheet in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on SHC.

     (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on SHC, except as may have been required due to income or operations of SHC since the date of the SHC Balance Sheet.

     (d)  Mortgaged,   pledged  or  subjected  to  any  lien,  charge  or  other
encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of SHC.

     (e) Sold or transferred any of the assets material to the consolidated business of SHC, cancelled any material debts or claims or waived any material rights, except in the ordinary course of business.

     (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by SHC to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

     (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

     (h) Issued any stock, bonds or other securities, other than stock options granted to employees or consultants of SHC or warrants granted to third parties, all of which are disclosed on Exhibit 3.2.

     3.12 Accounts Receivable. (a) Since the date of the SHC Balance Sheet, SHC has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. Accounts receivable are recorded on the SHC Balance Sheet (and the other consolidated balance sheets of SHC included in the SHC Documents) in amounts estimated to be net of contractual allowances related to third-party payor arrangements. SHC (including the SHC Subsidiaries and SHC Partnerships) is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on SHC.

     (b) Without limiting the generality of the foregoing, SHC and each SHC Subsidiary or SHC Partnership is in compliance with all Medicare and Medicaid provider agreements to which it is a party, except to the extent that such noncompliance would not have a material adverse effect on SHC.

     3.13 Tax Returns. SHC has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on SHC. Except as disclosed on Exhibit 3.13, SHC has made all payments shown as due on such returns. Except as disclosed on Exhibit 3.13, SHC has not been notified that any tax returns of SHC are currently under audit by the Internal Revenue Service or any state or local tax agency. No agreements have been made by SHC for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

     3.14 Commissions and Fees. Except for fees payable to Alex. Brown & Sons Incorporated ("Alex. Brown"), there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against HEALTHSOUTH resulting from any action taken by SHC or its shareholders, officers or Directors, or any of them.

     3.15 Employee Benefit Plans; Employment Matters. (a) Except as set forth on
Exhibit 3.15(a) attached to this Plan of Merger, SHC has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. Except as disclosed on Exhibit 3.15(a), all such plans listed on
Exhibit 3.15(a) (individually, a "Plan" and collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. Except as disclosed on Exhibit 3.15(a), no act or failure to act by SHC has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. SHC has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

     (b) Except as set forth on Exhibit 3.15(b), SHC is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $100,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting, the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

     3.16 Compliance with Laws in General. Except as set forth on Exhibit 3.16 or disclosed in the SHC Documents, SHC has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by SHC which, if it were determined that a violation had occurred, would have a material adverse effect on SHC.

     3.17 Regulatory Approvals. SHC and each SHC Subsidiary and SHC Partnership, as applicable, holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted, except where the failure to obtain such license, certificate of need or regulatory approval would not have a material adverse effect on SHC. All such licenses, certificates of need and other regulatory approvals relating to the business, operations and facilities of SHC and each Subsidiary and SHC Partnership are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on SHC. Except as disclosed in the SHC Documents, any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and, except as disclosed in the SHC Documents, no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of SHC, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. Subject to compliance with applicable securities laws and the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), the consummation of the Merger will not violate any law or restriction to which SHC is subject which, if violated, would have a material adverse effect on SHC.

     3.18 Retirement or Re-Acquisition of HEALTHSOUTH Common Stock. SHC is not a party to any agreement the effect of which would be to require HEALTHSOUTH directly or indirectly to retire or re-acquire all or part of the shares of HEALTHSOUTH Common Stock issued pursuant to Section 2.1 hereof.

     3.19 Disposition of Assets of Surviving Corporation.  Except as provided in
Exhibit 3.11 with the consent of HEALTHSOUTH, SHC is not a party to any plan to dispose of a significant part of the assets of the Surviving Corporation within two years after the Closing Date, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.

     3.20 Vote Required. The affirmative vote of the holders of a majority of each class of the outstanding Preferred Stock entitled to vote thereon and a majority of the outstanding SHC Shares entitled to vote thereon is the only vote of the holders of any class or series of SHC capital stock necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

     3.21 Opinion of Financial Advisor. SHC has received the oral opinion of Alex. Brown to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of SHC Shares from a financial point of view, a written copy of which opinion will be delivered by SHC to HEALTHSOUTH prior to the date on which the definitive proxy materials for the Proxy Statement (as defined in Section 7.4(a)) are filed with the Securities and Exchange Commission.

     3.22 No Untrue Representations. No representation or warranty by SHC in this Plan of Merger, and no Exhibit or certificate issued by SHC and furnished or to be furnished to HEALTHSOUTH pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

Section 4. Representations and Warranties of the Subsidiary and HEALTHSOUTH.

   The Subsidiary and HEALTHSOUTH, jointly and severally, hereby represent and warrant to SHC as follows:

     4.1 Organization, Existence and Capital Stock. The Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. The Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and registered in the name of HEALTHSOUTH. The Subsidiary has not, within the two years immediately preceding the date of this Plan of Merger, owned, directly or indirectly, any shares of SHC Common Stock.

     4.2 Power and Authority. The Subsidiary has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein subject to stockholder approval as required by Delaware law, has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of the Subsidiary, or any agreement, instrument, order, judgment or decree to which the Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which the Subsidiary is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Subsidiary.

     4.3 Commissions and Fees. Except for fees owed to Smith Barney Inc., there are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transaction contemplated by the Plan of Merger resulting from any action taken by the Subsidiary or any of its officers, Directors or agents.

     4.4 No Subsidiaries. The Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. The Subsidiary is not a party to any joint venture or partnership.

     4.5 Legal Proceedings. There are no actions, suits or proceedings pending or threatened against the Subsidiary, at law or in equity, relating to or affecting the Subsidiary, including the Merger. The Subsidiary does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding.

     4.6 No Contracts or Liabilities. Other than the obligations created under the Plan of Merger, the Subsidiary is not obligated under any contracts, claims, leases, liabilities (contingent or otherwise), loans or otherwise.

Section 5. Representations and Warranties of HEALTHSOUTH.

   HEALTHSOUTH hereby represents and warrants to SHC as follows:

     5.1 Organization, Existence and Good Standing. HEALTHSOUTH is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. HEALTHSOUTH has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. HEALTHSOUTH is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary. HEALTHSOUTH is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has HEALTHSOUTH within such time owned, directly or indirectly, any shares of SHC Common Stock.

     5.2 Power and Authority. HEALTHSOUTH has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions recedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of HEALTHSOUTH, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which HEALTHSOUTH is a party or by which it is bound, or violate any restrictions of any kind to which HEALTHSOUTH is subject. The execution and delivery of this Agreement has been approved by the Board of Directors of HEALTHSOUTH.

     5.3 HEALTHSOUTH Common Stock. On the Closing Date, HEALTHSOUTH will have a sufficient number of authorized but unissued and/or treasury shares of its Common Stock available for issuance to the holders of SHC Shares in accordance with the provisions of the Plan of Merger. The HEALTHSOUTH Common Stock to be issued pursuant to the Plan of Merger will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable, (ii) issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and (iii) authorized for listing on the New York Stock Exchange, Inc. (the "Exchange") upon official notice of issuance.

     5.4 Capitalization. HEALTHSOUTH has an authorized capitalization of 1,500,000 shares of Preferred Stock, par value $.10 per share, of which no shares are issued and outstanding, and no shares are held in treasury, and 100,000,000 shares of Common Stock, par value $.01 per share, of which 35,533,661 shares are issued and outstanding, and 91,000 shares are held in treasury. All of the issued and outstanding shares of HEALTHSOUTH Common Stock have been duly and validly issued and are fully paid and non-assessable. Except as disclosed in the HEALTHSOUTH Documents (as hereinafter defined), and except as described on Exhibit 5.4, there are no options, warrants or similar rights granted by HEALTHSOUTH or any other agreements to which HEALTHSOUTH is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of HEALTHSOUTH Common Stock. HEALTHSOUTH has not made any distributions to any holder of HEALTHSOUTH Common Stock or participated in or effected any issuance, exchange or retirement of HEALTHSOUTH Common Stock, or otherwise changed the equity interests of holders of HEALTHSOUTH Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any shares of HEALTHSOUTH Common Stock that HEALTHSOUTH has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than Business Combinations.

     5.5 Subsidiary Common Stock. HEALTHSOUTH owns, beneficially and of record, all of the issued and outstanding shares of Subsidiary Common Stock, which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. HEALTHSOUTH has the corporate power to endorse and surrender such Subsidiary Shares for cancellation pursuant to the Plan of Merger. HEALTHSOUTH has taken all such actions as may be required in its capacity as the sole stockholder of the Subsidiary to approve the Merger.

     5.6 HEALTHSOUTH Documents. HEALTHSOUTH has heretofore furnished SHC with the following documents:

     (i) its Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1993;

    (ii) its 1993 Annual Report to Stockholders;

   (iii) the Proxy Statement utilized in soliciting proxies in connection with the 1994 Annual Meeting of Stockholders of HEALTHSOUTH;

    (iv) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1994;

     (v) the Registration Statement on Form S-3 (Registration No. 33-52111) relating to a recent public offering of debt securities of HEALTHSOUTH, together with Amendments No. 1, No. 2 and No. 3 thereto; and

    (vi) the Proxy Statement -- Prospectus relating to its recent merger with ReLife, Inc.

(documents (i)- (vi) above being collectively referred to herein as the "HEALTHSOUTH Documents"). As of their respective dates, the HEALTHSOUTH Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the descriptions of the business, operations and financial condition of HEALTHSOUTH contained in the HEALTHSOUTH Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated under such statutes. The financial statements contained in the HEALTHSOUTH Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, reflect all known liabilities of HEALTHSOUTH, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of HEALTHSOUTH at said dates and the consolidated results of operations and cash flows of HEALTHSOUTH for the periods then ended.

     5.7 Investment Intent. HEALTHSOUTH is acquiring the SHC Shares hereunder for its own account and not with a view to the distribution or sale thereof, and HEALTHSOUTH has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the SHC Shares to any other person, firm or corporation.

     5.8 Commissions and Fees. Except for fees owed to Smith Barney Inc., there are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transactions contemplated by the Plan of Merger resulting from any action taken by HEALTHSOUTH or any of its officers, Directors or agents.

     5.9 Legal Proceedings. Except as disclosed in the HEALTHSOUTH Documents, there is no material litigation, governmental investigation or other proceeding pending or, so far as is known to HEALTHSOUTH, threatened against or relating to HEALTHSOUTH, its properties or business, or the transaction contemplated by the Plan of Merger and, so far as is known to HEALTHSOUTH, no basis for any such action exists.

     5.10 No Violations. Subject to compliance with applicable securities laws and the HSR Act, the consummation of the Merger will not violate any law or restriction to which HEALTHSOUTH is subject.

     5.11 No Material Changes.  Since September 30, 1994, except as set forth on
Exhibit 5.11, there has not been (i) any material adverse change in the financial condition, business, properties, or assets of HEALTHSOUTH and its subsidiaries; (ii) any material loss or damage to any of the properties or assets of HEALTHSOUTH and its subsidiaries (whether or not covered by insurance) which affects or impairs the ability of HEALTHSOUTH and its subsidiaries to conduct their businesses or any labor trouble or any other event or condition of any character which has materially and adversely affected HEALTHSOUTH's business or the business of any of its subsidiaries; (iii) any mortgage or pledge of any of the properties or assets of HEALTHSOUTH or any of its subsidiaries, or any indebtedness incurred by HEALTHSOUTH or any of its subsidiaries maturing more than one year from the date the indebtedness was incurred; (iv) any purchase, redemption, or other acquisition by HEALTHSOUTH of any shares of its Common Stock; (v) any payment or declaration of a dividend or any other distribution or payment in respect of HEALTHSOUTH Common Stock; (vi) any issuance, sale, or other disposition of any shares, options or warrants of HEALTHSOUTH Common Stock or of any shares of capital stock of any subsidiary of HEALTHSOUTH or any evidence of indebtedness or securities of HEALTHSOUTH or any of HEALTHSOUTH's subsidiaries, except upon exercise of previously outstanding stock options or in the ordinary course of HEALTHSOUTH's business; or (vii) any notice received by HEALTHSOUTH or any of its subsidiaries from any state or federal taxing authorities notifying that HEALTHSOUTH or any of its subsidiaries is subject to any material action or proceeding for assessment or collection of taxes asserted against HEALTHSOUTH or any of its subsidiaries other than actions or proceedings or claims for assessment or collection of taxes which are being contested in good faith by appropriate proceedings.

     5.12 Retirement or Re-Acquisition of HEALTHSOUTH Common Stock. HEALTHSOUTH has not agreed directly or indirectly to retire or re-acquire all or part of the shares of HEALTHSOUTH Common Stock issued pursuant to Section 2.1 hereof.

     5.13 Disposition of Assets of Surviving Corporation. HEALTHSOUTH does not intend or plan to dispose of, or to cause the Surviving Corporation to dispose of, a significant part of the assets of the Surviving Corporation within two years after the Effective Time, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.

     5.14 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of HEALTHSOUTH Common Stock entitled to vote thereon is the only vote of the holders in each class or series of HEALTHSOUTH capital stock necessary to approve this Plan of Merger, the Merger and the transactions contemplated by this Plan of Merger.

     5.15 Opinion of Financial Advisor. HEALTHSOUTH has received the oral opinion of Smith Barney Inc. to the effect that, as of the date hereof, the Merger Consideration is fair to HEALTHSOUTH from a financial point of view, a written copy of which opinion will be delivered by HEALTHSOUTH to SHC prior to the date on which the definitive proxy materials for the Proxy Statement (as
defined  in  Section   7.4(a))  are  filed  with  the  Securities  and  Exchange
Commission.

     5.16 Tax Returns. HEALTHSOUTH has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on HEALTHSOUTH. HEALTHSOUTH has made all payments shown as due on such returns. HEALTHSOUTH has not been notified that any tax returns of HEALTHSOUTH are currently under audit by the Internal Revenue Service or any state or local tax agency. No agreements have been made by HEALTHSOUTH for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

     5.17 Employee Benefit Plans; Employment Matters. (a) Except as disclosed in the HEALTHSOUTH Documents, HEALTHSOUTH has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by HEALTHSOUTH has resulted in a "prohibited transaction" (as defined in
ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. Except as disclosed in the HEALTHSOUTH Documents, HEALTHSOUTH has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

     (b) Except as disclosed in the HEALTHSOUTH Documents, HEALTHSOUTH is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $100,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the esting the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

     5.18 Compliance with Laws in General. Except as disclosed in the HEALTHSOUTH Documents, HEALTHSOUTH has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by HEALTHSOUTH with respect to any alleged violation which, if it were determined that a violation occurred, would have a material adverse effect on HEALTHSOUTH.

     5.19 Regulatory Approvals. HEALTHSOUTH holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted, except where the failure to obtain such license, certificate of need or regulatory approval would not have a material adverse effect on HEALTHSOUTH. All such licenses, certificates of need and other regulatory approvals relating to the business, operations and facilities of HEALTHSOUTH are in full force and effect. Except as disclosed in the HEALTHSOUTH Documents, any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and, except as disclosed in the HEALTHSOUTH Documents, no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of HEALTHSOUTH, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. Subject to compliance with applicable securities laws and the HSR Act, the consummation of the Merger will not violate any law or restriction to which HEALTHSOUTH is subject.

     5.20 No Untrue Representation. No representation or warranty by HEALTHSOUTH in this Plan of Merger, and no Exhibit or Certificate issued by HEALTHSOUTH and furnished or to be furnished to SHC pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statement or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

Section 6. Access to Information and Documents.

     6.1 Access to Information. Between the date hereof and the Closing Date, each of SHC and HEALTHSOUTH will give to the other party and its counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records of such party and shall furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request. Each party will disclose and make available to the other party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such party. In addition, SHC shall make available to HEALTHSOUTH all such banking, investment and financial information as shall be necessary to allow for the efficient integration of SHC's banking, investment and financial arrangements with those of HEALTHSOUTH at the Effective Time.

     6.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 6 or otherwise. All information disclosed by any party or any affiliate of such party shall be deemed to be confidential information, unless and until such information becomes public otherwise than through the act or omission of the other party. Each party agrees that it will not cause any confidential information to be isclosed to unauthorized persons and that it will not, without the prior written consent of the affected person, disclose or make use of such confidential information except in connection with the transactions contemplated by this Plan of Merger or as otherwise required by applicable law.

     6.3 Effect of Access. (a) Nothing contained in this Section 6 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

     (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

Section 7. Covenants.

     7.1 Preservation of Business. SHC will use its best efforts to preserve the business organization of SHC intact, to keep available to HEALTHSOUTH and the Surviving Corporation the services of the present employees of SHC, and to preserve for HEALTHSOUTH and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with SHC.

     7.2 Material Transactions. Prior to the Closing Date, SHC will not (other than as required pursuant to the terms of the Plan of Merger and the related documents), without first obtaining the written consent of HEALTHSOUTH:

     (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of SHC, other than in the ordinary course of business or as otherwise disclosed herein.

     (b) Enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to SHC except as provided herein.

     (c) Except in connection with the ongoing construction or development of new surgery centers as disclosed to HEALTHSOUTH, enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $100,000.

     (d) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of SHC, except upon exercise of currently outstanding stock options or warrants.

     (e) Except for contributions to the Outpatient/Midwest Retirement Plan, make any payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with SHC's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any Plan.

     (f) Extend credit to anyone, except in the ordinary course of business consistent with prior practices.

     (g) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

     (h) Amend its Certificate of Incorporation or Bylaws.

     (i) Take any action of a character described in Section 3.11(a) to 3.11(h), inclusive.

     7.3 Meetings of Stockholders. (a) Each of HEALTHSOUTH and SHC will take all steps necessary in accordance with their respective Certificates of Incorporation and Bylaws to call, give notice of, convene and hold meetings of their respective stockholders as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purpose of approving this Plan of Merger and for such other purposes as may be necessary. Unless this Plan of Merger shall have been alidly terminated as provided herein, the Boards of Directors of HEALTHSOUTH and SHC (subject, in the case of SHC, to the provisions of Section 8.1(d) hereof) will (i) recommend to their respective stockholders the approval of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use their respective reasonable, good faith efforts to obtain the approval by their respective stockholders of this Plan of Merger and the transactions contemplated hereby.

     (b) Nothing contained herein shall affect the right of HEALTHSOUTH, the Subsidiary and SHC to take action by written consent in lieu of meeting to the extent permitted by applicable law and their respective Certificates of Incorporation and Bylaws.

     7.4 Registration Statement. (a) HEALTHSOUTH shall prepare and file with the Securities and Exchange Commission and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of HEALTHSOUTH Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act of 1933, including Rule 145 thereunder. Such Registration Statement shall contain a joint proxy statement of HEALTHSOUTH and SHC containing the information required by the Securities Exchange Act of 1934 (the "Proxy Statement"). HEALTHSOUTH shall take all reasonable steps to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares covered thereby have been distributed. HEALTHSOUTH shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any misstatements which have become false or misleading. HEALTHSOUTH shall use its reasonable, good faith efforts to have the Proxy Statement approved by the SEC under the provisions of the Securities Exchange Act of 1934.

     (b) Prior to the Closing Date, HEALTHSOUTH shall use its reasonable, good faith efforts to cause the shares of HEALTHSOUTH Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

     (c) Prior to the Closing Date, HEALTHSOUTH shall file an additional listing application (the "Listing Application") with the Exchange relating to the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger, and shall use its reasonable, good faith efforts to cause such shares of HEALTHSOUTH Common Stock to be approved for listing on the Exchange, upon official notice of issuance, prior to the Closing Date.

     (d) SHC shall furnish all information to HEALTHSOUTH with respect to SHC and the SHC Subsidiaries and SHC Partnerships as HEALTHSOUTH may reasonably request for inclusion in the Registration Statement, the Proxy Statement and the Listing Application, and shall otherwise cooperate with HEALTHSOUTH in the preparation and filing of such documents.

     7.5 Exemption from State Takeover Laws. SHC shall take all reasonable steps necessary to exempt SHC and the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of SHC's Board of Directors or otherwise.

     7.6 HSR Act  Compliance.  HEALTHSOUTH  and SHC shall  promptly  make  their respective filings, and shall thereafter use their reasonable, good faith efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated hereby. HEALTHSOUTH and SHC will use their respective reasonable, good faith efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

     7.7 Public Disclosures. HEALTHSOUTH and SHC will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public tatement prior to such consultation except as may be required by applicable law or requirements of the Exchange. The parties shall issue a joint press release, mutually acceptable to HEALTHSOUTH and SHC, promptly upon execution and delivery of this Plan of Merger.

     7.8 Resignation of SHC Directors. On or prior to the Closing Date, SHC shall deliver to HEALTHSOUTH evidence satisfactory to HEALTHSOUTH of the resignation of the Directors of SHC, such resignations to be effective on the Closing Date.

     7.9 Notice of Subsequent Events. Each party hereto shall notify the other parties of any changes, additions or events which would cause any material change in or material addition to any Exhibit delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 7.9, constitute a material adverse effect on the notifying party, the non-notifying party may, within ten days after receipt of such notice, elect to terminate this Plan of Merger. If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Plan of Merger by reason thereof (except to the extent that a material adverse change with respect to the notifying party occurs when the effect of such change or addition is aggregated with the effect of subsequently-disclosed changes or additions).

     7.10 No Solicitations. SHC may, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to the same extent permitted by Section 6.1, to any corporation, partnership, person or other entity or group, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal to acquire SHC upon a merger, purchase of assets, purchase of or tender offer for SHC Shares or similar transaction (an "Acquisition Transaction"), if the Board of Directors of SHC determines in its good faith judgment in the exercise of its fiduciary duties, after consultation with legal counsel and its financial advisors, that such action is appropriate in furtherance of the best interest of its stockholders. Except as set forth above, SHC shall not, and will direct each officer, director, employee, representative and agent of SHC not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than HEALTHSOUTH or an affiliate or associate or agent of HEALTHSOUTH) concerning any merger, sale of assets, sale of or tender offer for SHC Shares or similar transactions involving SHC. SHC shall promptly notify HEALTHSOUTH if it shall, on or after the date hereof, have entered into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible
Acquisition Transaction involving such party, such notification to include the identity of such third party and the proposed terms of such possible Acquisition Transaction.

     7.11 Other Actions. Subject to the provisions of Section 7.10 hereof, SHC shall not knowingly or intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would adversely affect the ability of SHC or HEALTHSOUTH to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation.

     7.12 Accounting Methods. Neither HEALTHSOUTH nor SHC shall change its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred by such parties' independent accountants.

     7.13 Pooling and Tax-Free Reorganization Treatment. Neither HEALTHSOUTH nor SHC shall intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     7.14 Affiliate and Pooling Agreements. HEALTHSOUTH and SHC will each use their respective reasonable, good faith efforts to cause each of their respective Directors and executive officers and each of their respective "affiliates" (within the meaning of Rule 145 under the Securities Act of 1933, as amended) to execute and deliver to HEALTHSOUTH as soon as practicable an agreement in the form attached hereto as Appendix 7.14 relating to the disposition of the SHC Shares and shares of HEALTHSOUTH Common Stock held by such person and the shares of HEALTHSOUTH Common Stock issuable pursuant to this Plan of Merger.

     7.15 Cooperation. (a) HEALTHSOUTH and SHC shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

     (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of HEALTHSOUTH and SHC shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby, subject to the votes of its stockholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of HEALTHSOUTH and SHC will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

     7.16 SHC Stock Options and Warrants. (a) As soon as reasonably practicable after the Effective Time of the Merger, HEALTHSOUTH shall deliver to the holders of SHC stock options and warrants appropriate notices setting forth such holders' rights pursuant to the stock option plans under which such SHC stock options were issued and the stock option agreements or warrant agreements evidencing such options or warrants, which shall continue in full force and effect on the same terms and conditions (subject to the adjustments required by Sections 2.1(e) or this Section 7.16 after giving effect to the Merger and the assumption of such options and warrants by HEALTHSOUTH as set forth herein) as in effect immediately prior to the Effective Time. HEALTHSOUTH shall comply with the terms of the stock option plans, the stock option agreements and the warrant agreements as so adjusted, and shall use its reasonable, good faith efforts to ensure, to the extent required by, and subject to the provisions of, such plans or agreements, that the SHC stock options which qualified as incentive stock options prior to the Effective Time of the Merger shall continue to qualify as incentive stock options after the Effective Time of the Merger.

     (b) HEALTHSOUTH shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HEALTHSOUTH Common Stock for delivery upon exercise of the SHC stock options and warrants assumed by HEALTHSOUTH in accordance with Section 2.1(e). At the Effective Time, HEALTHSOUTH shall file with the SEC a registration statement on Form S-8 with respect to shares of HEALTHSOUTH Common Stock subject to such SHC stock options and shall use its best efforts to maintain the effectiveness of a registration statement or registration statements covering such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such SHC stock options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, where applicable, HEALTHSOUTH shall administer the plans assumed pursuant to Section 2.1(e) hereof in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable plan complied with such rule prior to the Merger.

     (c) Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer and vesting with respect to the SHC stock options awarded under any plan, program, or arrangement of SHC or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by HEALTHSOUTH as set forth above.

     7.17 Publication of Combined Results. HEALTHSOUTH agrees that within 15 days after the end of the first calendar month following at least 30 days after the Closing Date, HEALTHSOUTH shall cause publication of the combined results of operations of HEALTHSOUTH and SHC. For purposes of this Section 7.17, the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

     7.18 Employee Welfare. HEALTHSOUTH agrees that following the Closing Date, employees of SHC shall be entitled to receive the same customary employee benefits as HEALTHSOUTH provides its employees. In addition, except for those employees identified in Section 7.19 below, if during the one-year period following the Closing Date, any employee of SHC listed on Exhibit 7.18 is terminated, such terminated employee shall receive a lump sum cash severance payment in the amount of not less than three months' salary or wages.

     7.19 Retention Bonus Agreement; Employment Agreement. Between the date of this Plan of Merger and the Closing Date, HEALTHSOUTH and SHC shall, subject to confirmation by Ernst & Young that such agreements do not adversely affect pooling-of-interests accounting treatment, enter into (i) an Agreement with Rock
A. Morphis in the form of Exhibit 7.19.1 attached hereto; and (ii) an Employment Agreement with H. Michael Finley in the form of Exhibit 7.19.2 attached hereto.

Section 8. Termination, Amendment and Waiver.

     8.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the holders of SHC Shares and the holders of HEALTHSOUTH Common Stock:

     (a) by mutual written consent of HEALTHSOUTH, the Subsidiary and SHC;

     (b) by either HEALTHSOUTH or SHC:

     (i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of SHC Shares or the holders of HEALTHSOUTH Common Stock shall not have been obtained;

     (ii) if the Merger shall not have been consummated on or before June 30, 1995, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders;

     (iii) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

     (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

     (v) if either  HEALTHSOUTH or SHC gives notice of  termination  pursuant to
Section 7.9;

     (c) by either HEALTHSOUTH or SHC in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in
Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of HEALTHSOUTH) or Section 9.3 (in the case of SHC) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii);

     (d) By SHC, if SHC's Board of Directors shall have (i) determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of SHC Shares or shall have withdrawn such recommendation or (ii) approved, recommended or endorsed any Acquisition Transaction (as defined in Section 7.10) other than this Plan of Merger or (iii) resolved to do any of the foregoing;

     (e) By either HEALTHSOUTH or SHC, if the condition set forth in Section 9.1(g)(i) is not satisfied by March 1, 1995; or

     (f) By HEALTHSOUTH, if the holders of more than 10% of the SHC Shares shall have given proper written demand for appraisal of the value of such SHC Shares as provided in Section 262 of the DGCL before the taking of a vote on the Merger at any meeting of the holders of SHC Shares called for that purpose.

     8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2, 8.2, 8.6 and 8.7, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

     8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of SHC Shares or holders of HEALTHSOUTH Common Stock; provided, however, that after any such approval, there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without the further approval of such stockholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights, except as otherwise provided in Section 7.9.

     8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of HEALTHSOUTH, the Subsidiary or SHC, action by its Board of Directors or the duly authorized designee of the Board of Directors.

     8.6 Expenses. All costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Registration Statement shall be shared equally by SHC and HEALTHSOUTH.

     8.7 Certain Rights of HEALTHSOUTH. If this Plan of Merger is terminated by SHC pursuant to Section 8.1(d) and, within six months after the effective date of such termination, SHC enters into an agreement with another person or entity (a "Third Party") with respect to an Acquisition Transaction (as defined in Section 7.10 hereof), SHC shall immediately notify HEALTHSOUTH in writing that an agreement has been entered into with respect to an Acquisition Transaction. Each of HEALTHSOUTH and the Third Party shall then have not less than 48 hours (the exact deadline to be set by SHC) from the time of receipt of written notice by SHC to submit a final and best offer (a "Final Offer") for a business combination with SHC, together with a fully-executed definitive agreement, acceptable to SHC, reflecting the terms of such Final Offer. Not later than 48 hours after receipt of any Final Offer from HEALTHSOUTH and the Third Party (but in no event sooner than the expiration of the deadline set by SHC unless

HEALTHSOUTH has expressly declined to submit a Final Offer), SHC shall notify the party submitting the most favorable Final Offer (as determined by SHC's Board of Directors after consulting with its legal counsel and financial advisors) and, subject to the approval of SHC's Board of Directors, SHC shall enter into a definitive agreement with the party which submitted the most favorable Final Offer. HEALTHSOUTH agrees that any such determination of the most favorable Final Offer by SHC's Board of Directors shall be final and binding, and HEALTHSOUTH agrees not to dispute any such determination in any forum or jurisdiction; provided, however, that the foregoing covenant not to sue of HEALTHSOUTH is expressly conditioned upon SHC's obtaining a like covenant not to sue from the Third Party prior to SHC's determination of the most favorable Final Offer.

Section 9.  Conditions to Closing.

     9.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by HEALTHSOUTH, the Subsidiary and SHC):

     (a) None of HEALTHSOUTH, the Subsidiary or SHC nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of HEALTHSOUTH effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of SHC, the SHC Subsidiaries and the SHC Partnerships, taken as a whole.

     (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

     (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (d) The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

     (e) The holders of HEALTHSOUTH Common Stock and the holders of SHC Shares shall have approved the adoption of this Plan of Merger and any other matters submitted to them in accordance with the provisions of Section 7.3 hereof.

     (f) The shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger shall have been approved for listing on the Exchange and shall have been issued pursuant to an effective registration statement (which is subject to no stop order) or in transactions qualified or exempt from registration under applicable securities or Blue Sky laws of such states and territories of the United States as may be required.

     (g) The Merger shall qualify for "pooling of interests" accounting treatment, and HEALTHSOUTH and SHC shall each have received letters to that effect from Ernst & Young, independent accountants for HEALTHSOUTH and SHC, dated (i) not later than March 1, 1995, (ii) the date of the mailing of the Proxy Statement and (iii) the Closing Date.

     9.2 Conditions to Obligations of HEALTHSOUTH and the Subsidiary. The obligations of HEALTHSOUTH and the Subsidiary to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by HEALTHSOUTH and the Subsidiary):

     (a) Each of the agreements of SHC to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and SHC shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

     (b) The representations and warranties of SHC set forth in Section 3.11(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of SHC set forth in Sections 3.1, 3.2, 3.6, 3.9, 3.17, 3.18 and 3.19 shall be true and correct in all material respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date). The representations and warranties of SHC set forth in this Plan of Merger (other than those set forth in Section 3.11(a), 3.2, 3.6, 3.9, 3.17, 3.18 and 3.19), shall be true and correct as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date, (i) except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) except for breaches of representations and warranties as to matters that do not have a material adverse effect on SHC. HEALTHSOUTH and the Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of SHC, dated the Closing Date, certifying in such detail as HEALTHSOUTH and the Subsidiary may reasonably request as to the fulfillment of the foregoing conditions.

     (c) HEALTHSOUTH and the Subsidiary shall have obtained, or obtained the transfer of, any licenses, certificates of need and other regulatory approvals necessary to allow the Surviving Corporation to operate the SHC facilities, unless the failure to obtain such transfer or approval would not have a material adverse effect on SHC.

     (d) HEALTHSOUTH shall have received an opinion from Haskell Slaughter Young & Johnston, Professional Association, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable representations of fact provided by officers of HEALTHSOUTH, SHC and the Subsidiary.

     9.3 Conditions to Obligations of SHC. The obligations of SHC to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by SHC):

     (a) Each of the agreements of HEALTHSOUTH and the Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and HEALTHSOUTH and the Subsidiary shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

     (b) The representations and warranties of HEALTHSOUTH set forth in Section 5.11(i) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of HEALTHSOUTH set forth in Sections 5.1, 5.2, 5.3, 5.12 and 5.13 shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date). The representations and warranties of HEALTHSOUTH set forth in this Plan of Merger (other than those set forth in Sections 5.1, 5.2, 5.3, 5.11(i), 5.13 and 5.14) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (i) except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and (ii) except for breaches of representations and warranties as to matters that do not have a material adverse effect on HEALTHSOUTH. SHC shall have been furnished with a certificate, executed by duly authorized officers of HEALTHSOUTH and the Subsidiary, dated the Closing Date, certifying in such detail as SHC may reasonably request as to the fulfillment of the foregoing conditions.


     (c) SHC shall have received an opinion from Alston & Bird to the effect that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable representations of fact provided by officers of HEALTHSOUTH, SHC and the Subsidiary.

Section 10.  Miscellaneous.

     10.1   Nonsurvival  of   Representations   and  Warranties.   None  of  the
representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

     10.2 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

   If to HEALTHSOUTH:

   HEALTHSOUTH Corporation
Two Perimeter Park South
Birmingham, Alabama 35243
Attention: Michael D. Martin
Facsimile: (205) 969-4719

   with copies to:

   William W. Horton, Esq.
HEALTHSOUTH Corporation
Two Perimeter Park South
Birmingham, Alabama 35243
Facsimile: (205) 969-4732
and
J. Brooke Johnston, Jr., Esq.
Haskell Slaughter Young & Johnston,
Professional Association
1200 AmSouth/Harbert Plaza
1901 Sixth Avenue North
Birmingham, Alabama 35203
Facsimile: (205) 324-1133

   If to SHC:

   Surgical Health Corporation
990 Hammond Drive
Suite 300
Atlanta, Georgia 30328
Attention: Rock A. Morphis
Facsimile: (404) 673-1970

   with a copy to:

   J. Vaughan Curtis, Esq.
Alston & Bird
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Facsimile: (404) 881-7777

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

     10.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

     10.4 Indemnification. HEALTHSOUTH and Subsidiary agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of SHC and the SHC Subsidiaries as provided in their respective certificates or articles of incorporation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms. The provisions of this
Section 10.4 are intended to be for the benefit of, and shall be enforceable by, each such indemnified party and each such indemnified party's heirs and representatives.

     10.5 Governing Law. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

     10.6 "Including". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

     10.7 "Knowledge". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer or Chief Financial Officer of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

     10.8 "Material adverse change" or "material adverse effect". "Material adverse change" or "material adverse effect" means, when used in connection with SHC or HEALTHSOUTH, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles, (ii) changes in applicable law, and
(iii) any changes resulting from any restructuring or other similar charges or write-offs taken by SHC with the consent of HEALTHSOUTH; provided, however, that no such changes or write-offs will be taken if such would adversely affect pooling-of-interests accounting treatment for the Merger. Notwithstanding the foregoing, "material adverse change" or "material adverse effect" shall not mean, with respect to SHC, any reclassification of long-term indebtedness to short-term indebtedness solely by reason of SHC's execution, delivery and performance of its obligations under this Agreement.

     10.9 "Hazardous Materials". The term "Hazardous Materials" means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 10.10) regardless of the quantity of any such material.

     10.10 Environmental Laws. The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

   10.11 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

     10.12 Integration of Exhibits. All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

     10.13 Entire Agreement. This instrument, including all Exhibits attached hereto, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. It may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

     10.14 Counterparts. This Plan of Merger may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     10.15 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     10.16 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by HEALTHSOUTH, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

     IN WITNESS WHEREOF, HEALTHSOUTH, the Subsidiary and SHC have caused this Amended and Restated Plan and Agreement of Merger to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

SURGICAL HEALTH CORPORATION
By
                                Rock A. Morphis
                     President and Chief Executive Officer

ATTEST:
                               H. Michael Finley
                                   Secretary

[ CORPORATE SEAL ]

HEALTHSOUTH Corporation
By
                               Richard M. Scrushy
                      Chariman of the Board, President and
                            Chief Executive Officer

ATTEST:
                               Anthony J. Tanner
                                   Secretary
[ CORPORATE SEAL ]


   ASC ATLANTA ACQUISITION
COMPANY, INC.
By
                               Richard M. Scrushy
                                   President

ATTEST:
                               Anthony J. Tanner
                                   Secretary
[ CORPORATE SEAL ]

                                                                   APPENDIX 7.14

Gentlemen:

     I have been advised that I might be considered to be an "affiliate" of Surgical Health Corporation for purposes of Rule 145 under the Securities Exchange Act of 1933, as amended (the "1993 Act"), and for purposes of generally accepted accounting principles as such term relates to pooling of interests accounting treatment for certain business combinations or the Securities and Exchange Commission's Staff Accounting Bulletin No. 65.

     HEALTHSOUTH Corporation ("HEALTHSOUTH"), ASC Atlanta Acquisition Company, Inc. and Surgical Health Corporation ("SHC") have entered into a Plan and Agreement of Merger dated as of the 22nd day of January, 1995 (the "Plan of Merger"). Upon consummation of the transactions contemplated by the Plan of Merger (the "Merger"), I will receive shares of capital stock of HEALTHSOUTH for all of the shares of capital stock of SHC owned by me or as to which I may be deemed a beneficial owner. I own _______ shares of common stock of SHC. Such shares will be converted in the Merger into shares of common stock of HEALTHSOUTH as described in the Plan of Merger. The shares of SHC capital stock and HEALTHSOUTH capital stock owned by me or as to which I may deemed to be a beneficial owner prior to the Merger are hereinafter collectively referred to as the "Pre-Merger Stock" and the shares of HEALTHSOUTH capital stock received by me in the Merger are hereinafter collectively referred to as the "Exchange Stock". This agreement is hereinafter referred to as the "Letter Agreement".

     I represent and warrant to, and agree with, HEALTHSOUTH, SHC and the Subsidiary that:

     A. I have read this Letter Agreement and the Plan of Merger and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Pre-Merger Stock and Exchange Stock, to the extent I felt necessary, with my counsel or counsel for SHC.

     B. The shares of common stock of HEALTHSOUTH that I shall receive in exchange for my shares of common stock of SHC are not being acquired by me with a view to their distribution except to the extent and in the manner provided for in paragraph (d) of Rule 145 under the 1933 Act.

     C. I agree with you not to dispose of any such shares of common stock of HEALTHSOUTH in any manner that would violate Rule 145.

     I further agree with you that the certificate or certificates representing such shares of common stock of HEALTHSOUTH may bear a legend referring to the restrictions on disposition thereof in accordance with the provisions of the foregoing paragraph and that stop transfer instructions may be filed with respect to such shares with the transfer agent for such shares.

   D. I understand that stop transfer instructions will be given to HEALTHSOUTH, SHC and their respective transfer agents, as the case may be, with respect to the shares of Pre-Merger Stock and the Exchange Stock in connection with the restrictions set forth herein.

     E. Notwithstanding the foregoing and any other agreements on my part in connection with the Pre-Merger Stock and the Exchange Stock, I hereby agree (i) that I will not sell or otherwise reduce my risk relative to any shares of Pre-Merger Stock during the period of thirty days prior to the effective date of Merger and (ii) that I will not sell or otherwise reduce my risk relative to any shares of Exchange Stock until financial results covering at least thirty days of combined operations have been published following the effective date of the Merger so as to ensure that the Merger qualified as a pooling of interests for accounting purposes.

     It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Plan of Merger is terminated pursuant to the terms thereof.

     The agreements made by me in the foregoing paragraphs are on the understanding and condition that you agree, in the event that any shares may be disposed of in accordance with the provisions of paragraph E above, to deliver in exchange for the certificate or certificates representing such shares a new certificate or certificates representing such shares not bearing the legend and not subject to the stop transfer instruction referred to in paragraph D above, and so long as I hold shares of stock subject to the provisions of the foregoing paragraph (but not for a period in excess of two years from the date of consummation of the Merger) to file with the Securities and Exchange Commission or otherwise make publicly available all information about HEALTHSOUTH, to the extent available to you without unreasonable effort or expense, necessary to enable me to resell shares under the provisions of paragraph (d) of Rule 145.

     This Letter Agreement shall be binding on my heirs, legal representatives and successors.

Very truly yours,

[Name of Shareholder]